Employment Agreement

This **Employment Agreement** ("Agreement") is made as of September 6, 2019 (the "Effective Date"), between Pulse Veterinary Technologies, LLC, a Delaware limited liability company ("Company"), and Adrian Lock ("Executive"), a resident of Georgia.

Background

A. Simultaneously with the execution of this Agreement, pursuant to the terms of that certain Securities Purchase Agreement ("Purchase Agreement"), by and among Branford PVT Acquiror, Inc., a Delaware corporation ("Purchaser"), PVT Holdings, Inc., a Delaware corporation and parent of the Company ("Parent") and the other parties thereto, Purchaser has acquired a controlling interest or all of the issued and outstanding shares of the capital stock of Parent ("Purchase Transaction").

B. Executive is currently employed by the Company under that certain Amended and Restated Confidential Employment Agreement between the Company and Executive dated as of March 23, 2015, as amended on February 7, 2019 ("Amendment to Employment Agreement") (collectively, the "Prior Agreement").

C. The Company desires to continue the employment of Executive, and Executive desires to continue his employment with the Company, all in accordance with the terms and conditions set forth herein, and which shall supersede the Prior Agreement.

D. Executive, as an executive officer and shareholder of Parent, has substantial knowledge and experience with respect to the Company, the Company's business, trade secrets, customer relationships, goodwill and other confidential information, so as to pose a real and significant threat to Purchaser's investment in Parent and the Company's business and the success of the Company should Executive attempt to take any of the prohibited actions specified herein. Therefore, this Agreement is necessary for the legitimate protection of the Company's goodwill and to prevent unfair competition and the use or disclosure of confidential information and business interests as to the current and prospective customers, employees, vendors, and landlords of the Company and its Affiliates. Executive recognizes and agrees that the enforceability of this Agreement is essential to the Purchaser's consummation of the Purchase Transaction, and that this Agreement shall be strictly enforced as written. "Affiliate" means any parent or subsidiary of the Company, as well as any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

E. Except as set forth in Section 12.2, the parties intend for this Agreement, together with other agreements, policies, and documents referenced by this Agreement, to be the final and complete expression of their agreement regarding the terms and conditions of Executive's employment with the Company, and related post-employment restrictions. The Company further intends for Executive to keep this Agreement and its terms confidential.

F. The parties intend to be legally bound by this Agreement. Their mutual promises as set forth in this Agreement serve as the consideration for this Agreement. Specifically, Executive's

promises and obligations are made in exchange for the employment, compensation and benefits offered to Executive by the Company as set forth in this Agreement and the other agreements referenced in Section 12.2.

Terms and Conditions

1. Title and Duties.

1.1 Employment and Board Membership. The Company will employ Executive from the Effective Date and shall continue thereafter through and including the fifth anniversary of the Effective Date, unless otherwise terminated as provided herein (the "Initial Term"). The Initial Term shall be automatically extended on a year-to-year basis thereafter (each, a one-year "Renewal Term"), unless Executive or the Company gives written notice of non-renewal to the other party not less than sixty (60) days prior to the end of the Initial Term or any Renewal Term, as applicable. Executive's employment by the Company shall be subject to termination at any time during or at the end of the Initial Term or any Renewal Term as provided in Section 4. As used herein, "Term" shall mean the actual period of time during which Executive is employed by the Company under the terms and conditions of this Agreement. If Executive's employment with the Company is terminated for any reason, he shall immediately resign as an officer or director of the Company and any of its Affiliates if he is serving in that capacity. The Company will appoint Executive to serve on the Board of Directors of the Company.

1.2 Title and Position. During the Term Executive will serve as the Chief Executive Officer of the Company.

1.3 Duties. Executive will be responsible for such duties as are customarily commensurate with, assigned to, and required by Executive's position with the Company and as defined by the Company in its sole discretion, and any other duties the Company or its Board of Directors may reasonably and appropriately assign to Executive from time to time. Executive will report directly to the Board of Directors of the Company.

1.4 Duty of Loyalty. Executive owes the Company and its Affiliates a duty of loyalty, and will perform Executive's duties in a diligent, trustworthy, loyal, businesslike, productive and efficient manner, using Executive's best efforts to advance the business and goodwill of the Company and its subsidiaries.

1.5 Other Activities. Executive will devote all of Executive's business time, skill, energy and attention exclusively to the business of the Company and its subsidiaries during the Term. Executive may engage in charitable, civic and community activities, so long as such activities do not interfere with Executive's faithful performance of all obligations under this Agreement.

1.6 Key Man Insurance. The Company may obtain a key man insurance policy covering Executive, and protecting the Company from certain losses should Executive die or become incapacitated while employed by the Company. Executive represents that he is unaware of any reason or factor tending to remove him from eligibility for such insurance, and agrees that neither he nor his estate have any claim to such policy or its proceeds.

2. Compensation and Benefits.

2.1 Salary. During the Term, Executive will be paid a base annual salary of Two Hundred and Forty-Five Thousand Dollars ($245,000) (as adjusted from time to time in accordance with the terms hereof, the "Annual Salary"), payable in installments according to the Company's regular payroll practices and subject to applicable withholdings and deductions. The Annual Salary will be reviewed by the Board of Directors of the Company on an annual basis, and may be adjusted upward or downward from time to time by the Board of Directors, in its sole and absolute discretion (subject to Executive's protections provided in paragraph 4.3(c)(ii) herein regarding termination for Good Reason), based on cost of living increases, Company performance, Executive performance and such other factors reasonably determined by the Board of Directors; provided that the Board of Directors and the Company shall have no obligation to increase the Annual Salary.

2.2 Benefits. Executive is eligible for the standard Company benefits in the same manner as other senior executives of the Company, which benefits may be modified by the Company in its sole discretion at any time where permitted by law. Executive may take up to three (3) weeks of paid vacation leave per calendar year. Executive may not carry over any unused vacation from one (1) calendar year to another.

2.3 Annual Bonus. With respect to each calendar year that ends during the Term, the Company may award Executive an annual discretionary bonus ("Annual Bonus") in accordance with a plan approved annually by the Board of Directors, pursuant to which Executive will be eligible to an Annual Bonus of up to a percentage of the Annual Salary, that will be based upon his personal performance and Company's year-ended audited financial results. The Company's Board of Directors or an authorized representative or subcommittee thereof will make a determination in their sole discretion as to whether the Annual Bonus will be paid, and, if so, its amount (subject to the Executive's protections provided in paragraph 4.3(c)(ii) herein regarding termination for Good Reason). Payment of any Annual Bonus shall be conditioned upon Executive's continued employment with the Company through the end of the applicable bonus calendar year (and, for the avoidance of doubt, shall not be payable upon the termination of Executive's employment except to the extent expressly provided in Section 4). If such an Annual Bonus is awarded, such bonus shall be earned and paid within thirty (30) days after completion of the Company's financial statement audit for the applicable bonus year, and the Company will in good faith make reasonable efforts to make such payment by March 15 (subject to the audited financial statements being substantially finalized), but in no event later than December 31st of the calendar year following the calendar year to which the Annual Bonus relates.

2.4 Directors and Officers Liability Insurance. The Company will provide directors and officers liability insurance to cover Executive to the same extent and on the same terms as such insurance is provided for the other directors and officers of the Company.

3. Policies and Practices. Executive agrees to comply with the policies, practices, procedures and rules of the Company, as such may be altered from time to time (the "Company's Policies").

4. Termination. Executive's employment with the Company may be terminated at any time under the following conditions:

4.1 Termination by Company With Cause.

(a) Effect. The Company may terminate Executive's employment at any time without prior notice for Cause (as defined below). If Executive's employment is terminated for Cause, the Company will pay all accrued portion of his Annual Salary and vacation through the termination date. Executive will not be eligible for and the Company will cease payment of any further wages, benefits or other compensation under this Agreement. Executive will not be eligible for any Severance Pay and Benefits (as defined in Section 4.2(b)) upon termination of his employment by the Company for Cause.

(b) Definition of Cause. "Cause" means that any of the following have happened, as determined in good faith by the Company: (i) Executive's conduct (by act or omission) constitutes moral turpitude, theft, fraud, deceit, assault, battery, violent act or other similar behavior by Executive; (ii) Executive's conduct (by act or omission) has brought the Company or any of its Affiliates into public disgrace or disrepute; (iii) Executive has failed to perform appropriate duties as reasonably directed by the Board of Directors, after having been provided written notice and at least thirty (30) days to cure the failure (but only to the extent such failure is curable); (iv) Executive's conduct (by act or omission) constitutes gross negligence or gross misconduct; (v) Executive has breached any agreement between the Company and Executive (including this Agreement), or the other agreements referenced in Section 12.2, in any material respect, after having been provided written notice and at least thirty (30) days to cure the failure (but only to the extent such breach is curable); or (vi) Executive's conduct (by act or omission) constitutes a failure to comply in any material respect with Company's Policies, after having been provided written notice and at least thirty (30) days to cure the failure (but only to the extent such failure is curable). Notwithstanding anything in this Section 4.1(b) to the contrary, Executive shall not be entitled to cure the same or substantially similar breach more than once in any twelve (12) month period.

4.2 Termination by Company Without Cause.

(a) Effect. The Company may terminate Executive's employment at any time upon two (2) weeks' prior notice (or with pay in lieu of notice), without Cause. If Executive's employment is terminated without Cause, the Company will pay Executive the Severance Pay and Benefits (as defined below); provided that Executive first executes a separation agreement prepared by the Company containing a comprehensive release of all claims against the Company, its Affiliates and their respective representatives (the "Release"), within the time period specified in such Release (which will not exceed forty-five (45) days following the termination of Executive's employment) and refrains from revoking such Release. Provided, however, that Executive shall not be required to release any claim for work-related physical injury, which is then processing pursuant to applicable workers compensation law, that has already accrued at the time of the termination. Executive agrees that any Severance Pay and Benefits paid by the Company and retained by Executive constitutes Executive's ratification of the Release.

(b) Severance Pay and Benefits. "Severance Pay and Benefits" means **(1)** a payment by the Company to Executive equal to twelve (12) months of Executive's then-current Annual Salary, in equal installments in accordance with the Company's regular payroll practices and subject to all applicable withholdings and deductions; **(2)** payment of any Executive's Annual Bonus earned in accordance with Section 2.3, to the extent not yet paid, in a lump sum payment that is subject to all applicable withholdings and deductions; and **(3)** reimbursement (upon proof of payment each month), for 12 consecutive months following the termination, for the full amount of monthly premiums paid by Executive to remain on the Company's group health plan (in the same or substantially same care plan last selected by Executive) pursuant to applicable COBRA coverage (such reimbursements to end upon Executive's eligibility for coverage under another group health plan, and it being Executive's obligation to inform Company of same within 3 days of becoming so eligible); provided that during the Non-Competition Extension Period (if applicable), the Company shall make a payment in the same dollar amount as the last COBRA reimbursement payment during any portion of the Non-Competition Extension Period when Executive is no longer eligible for COBRA coverage. Executive acknowledges that such reimbursement amounts are taxable. Upon execution, delivery and non-revocation of the Release, payment of amounts provided for in this paragraph (b) shall begin with the first payroll period immediately following the end of such revocation period provided for in the Release (unless a longer period is required by law). Notwithstanding the foregoing, if the above-referenced maximum consideration and revocation period begins in one taxable year of Executive and ends in a second taxable year of Executive, the payments shall begin after the respective revocation period has ended (where no revocation was elected) and with the first payroll period immediately following the end of such revocation period that occurs in the second taxable year.

4.3 Termination by Executive.

(a) Termination Without Good Reason. Executive may terminate Executive's employment at any time upon two (2) weeks' prior written notice (or the Company may, in its sole discretion, pay Executive in lieu of notice). If Executive terminates Executive's employment, the Company may immediately cease payment of any further wages, benefits, or other compensation under this Agreement. Executive will not be entitled to any Severance Pay and Benefits in the event Executive terminates his employment under this Section 4.3(a).

(b) Termination for Good Reason. Executive may terminate Executive's employment at any time without prior notice for Good Reason (as defined below). Upon termination by Executive for Good Reason, Executive shall be entitled to Severance Pay and Benefits as defined in Section 4.2(b); provided that Executive first executes a Release prepared by the Company in accordance with Section 4.2(a).

(c) Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following events that Executive does not consent to in writing:

(i) A substantial diminution in his duties and responsibilities under this Agreement that is materially inconsistent with his position, when taken as a whole, or the assignment to Executive of any duties materially inconsistent with his position;

(ii) A reduction in the Annual Salary or method for calculating Annual Bonus compensation by greater than ten percent (10%), other than a reduction that is also applicable generally to other employees holding senior management positions with the Company;

(iii) A material breach by the Company of its obligations under this Agreement;

(iv) a material breach by the Company of its obligations under Sections 2.1, 2.2 and 2.3 of this Agreement;

provided, however, that no such event of clauses (i) through (iv) above shall constitute Good Reason unless Executive gives notice of the existence of such event that Executive believes constitutes Good Reason within thirty (30) days after Executive becomes aware of the initial existence of such event, and the Company fails to remedy such event within thirty (30) days after receipt of such notice.

4.4 Termination Due to Executive's Death or Total Disability.

(a) Effect. If Executive dies or suffers from Total Disability (as defined below), Executive's employment will terminate immediately without notice. The Company will pay to Executive or his estate **(1)** all accrued Annual Salary and vacation through the termination date; and **(2)** any Executive's Annual Bonus earned in accordance with Section 2.3, to the extent not yet paid, subject to all applicable withholdings and deductions. Executive will not be entitled to any further payments for wages, benefits or other compensation under this Agreement or otherwise following the termination date. For the avoidance of doubt, except for any Annual Bonus he has already earned in accordance with Section 2.3 for previous years and not yet paid, Executive and/or Executive's estate will not be entitled to any Severance Pay and Benefits in the event Executive's employment is terminated as a result of Executive's death or Total Disability.

(b) Definition of Total Disability. "Total Disability" means that the Company's Board of Directors (by majority vote) has reason to believe that any of the following have happened: (1) The plan administrator (or other named fiduciary) for any short-term or long-term disability plan that insures Executive has determined that Executive is disabled to such an extent as necessary for Executive to become entitled to receive full wage replacement benefits under such plan, and Executive has exhausted or refused all available leave under applicable law and Company policy (other than short-term or long-term disability leave); (2) Executive suffers from a mental or physical impairment and remains unable to perform the essential functions of Executive's position after exhausting or refusing all available leave under applicable law and Company policy (other than short-term or long-term disability leave); (3) Executive refuses to take reasonable measures to treat or mitigate a mental or physical impairment that materially interferes with Executive's ability to perform the essential functions of Executive's position; or (4) For any ninety (90) calendar days (regardless of whether consecutive) within any period of twelve (12) calendar months, Executive has been unable to perform the essential functions of Executive's position, with or without reasonable accommodation, due to a mental or physical impairment.

4.5 Termination Upon the Expiration of the Term. The termination of Executive's employment due to the expiration or non-renewal of the Term shall not constitute or be considered a termination without Cause, and will not entitle Executive to Severance Pay and Benefits, provided that the Company provides notice to Executive of its decision not to renew or extend the Term as provided in Section 1.1. Upon termination of Executive's employment due to the Company's decision not to renew or extend the Term wherein the Company fails to provide the notice required in Section 1.1, Executive shall be entitled to the Severance Pay and Benefits provided in Section 4.2(b), as if his employment had been terminated by the Company without Cause.

5. Nondisclosure of Confidential Information.

5.1 Recognition of Company's Rights; Nondisclosure. Executive hereby acknowledges that, by virtue of his unique relationship with the Company, Executive has and will continue to have access to Confidential Information and has and will continue to develop a unique and comprehensive familiarity with the Company and its business and Affiliates, which Executive would not have otherwise had but for his employment with the Company, and which Executive acknowledges are valuable assets of the Company and its Affiliates. Accordingly, except as required by law or as authorized in advance by the Company in furtherance of Executive's employment, Executive will not at any time after Executive's employment, directly or indirectly, use, disclose or take any action which may result in the use or disclosure of any Confidential Information (as defined below).

5.2 Notice of Requested Disclosure. Nothing in this Section 5 prohibits Executive from disclosing Confidential Information as legally required pursuant to a validly issued subpoena or order of a court, administrative agency or arbitrator (as applicable) of competent jurisdiction, provided that Executive shall first promptly notify the Company if Executive receives a subpoena, court order or other order requiring any such disclosure, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure.

5.3 Continuing Obligation. Any disclosure of Confidential Information by Executive or any other individual, whether intentional or inadvertent, will not relieve Executive of his continuing obligations under this Section 5 and this Agreement as to the disclosure of Confidential Information.

5.4 Definition of Confidential Information. "Confidential Information" as used in this Agreement includes all confidential competitive, pricing, marketing, proprietary and other information or materials relating or belonging to the Company or any of its Affiliates (whether or not reduced to writing), including without limitation all confidential or proprietary information furnished or disclosed to or otherwise obtained by Executive in the course of his employment, and further includes without limitation: computer programs; patented or unpatented inventions, discoveries and improvements; marketing, manufacturing, organizational, operating and business plans; strategies; research and development; policies and manuals; sales forecasts; personnel information (including without limitation the identity of Company employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective client or customer lists and information on clients, customers or their employees; information concerning planned or

pending acquisitions, investments or divestitures; and information concerning purchases of major equipment or property. "Confidential Information" does not include information that lawfully is or becomes generally and publicly known outside of the Company and its Affiliates other than through Executive's breach of this Agreement or breach by another person of some other obligation.

6. **Assignment of Intellectual Property**. Executive assigns to the Company any rights Executive may have or acquire in the Confidential Information, and in any other intellectual property developed by Executive in whole or in part while employed by the Company, including without limitation any development rights, drawings, patents, copyrights, and the like. Executive agrees that all such intellectual property is the sole property of the Company and its assigns and are "works made for hire" as that term is defined in the copyright laws of the United States. Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive's behalf to execute, verify, and file any documents and to do all other lawfully permitted acts to further the purposes of this assignment, with the same legal force and effect as if executed by Executive.

7. **Post-Employment Restrictions**. In order to protect the business interest and good will of the Company and its Affiliates with respect to their customers and accounts, and to protect the Confidential Information, and in exchange for the Company's employment of Executive and as an inducement to permit Executive to participate in certain other benefit plans and programs offered by the Company, Executive covenants and agrees as follows. For the purposes hereof, "Business" shall mean manufacturing, purchasing, assembling, servicing, refurbishing, selling and/or marketing therapeutic products and other non-surgical treatment and services in the veterinary field of the type conducted, authorized, offered, or provided by the Company and its Affiliates within two (2) years prior to termination of Executive's employment with the Company.

7.1 Non-solicit of Customers. During Executive's employment with the Company and for a period of two (2) years immediately following the voluntary or involuntary termination of Executive's employment with the Company for any reason or no reason, with or without cause (including without limitation the expiration of the Term), Executive will not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company's customers, including actively seeking prospective customers with whom the Company had material contact during Executive's employment, for the purpose of providing products or services relating to the Business.

7.2 Non-solicit, no-hire of Employees. Executive agrees that during his employment with the Company and for a period of two (2) years immediately following the voluntary or involuntary termination of Executive's employment with the Company for any reason or no reason, with or without Cause (including without limitation the expiration of the Term), Executive will not, directly or indirectly, (i) solicit or attempt to solicit, any of the Company's employees, consultants, or advisors who work in a managerial, sales, representative or skilled capacity to leave the Company or in any way interfere with the relationship between the Company or its subsidiaries and any employee or consultant thereof, or (ii) hire or engage the services of any such Company's

employees, consultants, or advisors as an employee, consultant, independent contractor or other relationship.

7.3 Non-compete. Executive agrees that during his employment with the Company and for a period of twelve (12) months (the "Non-Competition Period") immediately following the voluntary or involuntary termination of Executive's employment with the Company for any reason or no reason, with or without cause (including without limitation the expiration of the Term) Executive will not, directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, office, director, shareholder, or otherwise) own, lease (as a landlord or tenant), manage, operate, control, participate in, engage in, anywhere in the United States of America, including its possessions and territories, Canada, Latin America, Europe, Asia, or anywhere else the Company does business or the Company's products have been sold to end users during the time Executive is employed by the Company, any activity or person that engages in the Business; provided, that the Non-Competition Period may be extended for up to twelve (12) months, at the Company's sole option, after the end of the Non-Competition Period (such period, as determined by the Company, the "Non-Competition Extension Period") by (A) providing Executive, no later than sixty (60) days prior to the end of the Non-Competition Period, with written notice of its election to implement the Non-Competition Extension Period and (B) subject to Executive's continued compliance with his post termination obligations to the Company, the Company paying Executive the Severance Pay and Benefits, payable in accordance with the normal payroll practices of the Company during the Non-Competition Extension Period. Executive further understands that nothing in this Section 7.3 shall prohibit Executive from being (i) a stockholder in a mutual fund or diversified investment company or (ii) a passive owner of not more than five (5) percent of the outstanding stock of any class of corporation, any securities of which are publicly traded, so long as Executive has no outstanding participation in the business of such corporation.

7.4 Nondisparagement.

(a) "Disparage" or "Disparaging" remarks, comments, or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of the business of the individual or entity being disparaged.

(b) Executive will not, directly or indirectly, Disparage the Company, its Affiliates, management, shareholders, employees or services in any manner; provided, however, that the foregoing shall not apply to (A) discussions with a member of the immediate family of Executive, (B) discussions with advisors or other representatives of Executive, in their capacity as such advisor or representative to Executive, or (C) in connection with any litigation or dispute.

(c) No member of the board of directors (or board of managers, as applicable) of the Company who has been designated by Branford PVT Top-Hold, LLC shall, directly or indirectly, make (or cause to be made) any disparaging, derogatory or other negative statement about Executive; provided, however, that the foregoing shall not apply to (A) discussions with a member of the immediate family of such member, (B) discussions with advisors or other representatives of the Company or such member, in their capacity as such advisor or representative to such party, or (C) in connection with any litigation or dispute.

7.5 Tacking. If Executive violates any of the above post-employment restrictions, the time period for such restriction will be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

7.6 Forfeiture of Severance. In the event Executive violates the post-employment restrictions as set forth in subsections 7.1, 7.2, 7.3 and 7.4 of this Agreement and/or the post-employment restrictions as set forth in connection with an equity incentive plan of the Company and its Affiliates, Executive's right to receive any Severance Pay and Benefits paid to Executive immediately ceases. Executive further acknowledges that this forfeiture does not in any way limit the Company's right to pursue all of its other rights and remedies in law and equity.

8. **Other Agreements**. Executive represents that Executive is not subject to any contractual obligations that conflict with Executive's faithful performance of all the terms of this Agreement. Executive represents that Executive's performance of all the terms of this Agreement does not and will not breach any prior agreement Executive may have entered into. Executive will not enter into any contract or relationship that would create obligations that conflict with Executive's faithful performance of all the terms of this Agreement.

9. **Return of Company Documents**. Upon termination of Executive's employment for any or no reason including, without limitation, the expiration of the Term, Executive will deliver to the Company any and all Company equipment and property, access codes, documents, drawings, notes, memoranda, specifications, devices, and formulas, together with all copies thereof, and any other material containing or disclosing any Confidential Information or other information regarding the Company.

10. **Legal and Equitable Remedies**. Because the services of Executive to the Company are personal and unique and because Executive does have and will continue to have access to Confidential Information, the Company and its Affiliates may enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The Company and Executive irrevocably consent and submit to the jurisdiction and venue of any state or federal court of competent jurisdiction sitting within the State of Georgia. The Company and Executive agree that service of the summons and complaint and all other processes in connection with such suit may be effected by registered mail. Executive irrevocably waives any objection he may have to the venue of any such suit brought in such court and any claim that such suit has been brought in an inconvenient forum.

11. **Notification of/to New Employer.**

11.1 Notification by Executive. Upon termination of Executive's employment for any or no reason and for the term of the covenants set forth in Section 7 above, and during the Non-Competition Period and the Non-Competition Extension Period (if applicable), Executive will notify the Company prior to accepting or entering into any new employment or independent contractor relationship. Such notice will identify: (a) the business in which Executive intends to become involved; (b) the entity with whom Executive intends to become involved; (c) the scope,

nature, and responsibilities of Executive's intended relationship; and (d) the location from which Executive intends to provide such services.

11.2 Notification by the Company. Executive consents to the Company and any of its Affiliates providing notice to any person or entity regarding Executive's post-employment restrictions under this Agreement.

12. Miscellaneous Provisions.

12.1 Executive Undertaking. Executive hereby agrees to take whatever additional action and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed by this Agreement.

12.2 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous discussions or agreements (including the Prior Agreement), whether written or oral, regarding the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in Executive's duties, salary, or benefits will not affect the validity or scope of this Agreement.

12.3 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, as such laws are applied to contracts entered into and performed in such State, without regard to its conflicts of law principles. The terms of this Section 12.3 will apply even after this Agreement expires or is terminated.

12.4 Taxes. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect.

12.5 Section 409A Compliance.

(a) The intent of the parties is that the payments and benefits under this Agreement comply with the requirements of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Executive shall be deemed subject to an "additional tax" within the meaning of Section 409A(a)(1)(B) of the Code. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Both parties have separately had their legal counsel review and both parties confirm the Agreement is drafted in accordance with Code Section 409A.

(b) Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following such termination, unless Executive has incurred a "separation from service" with the Company within

the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A of the Code.

(c) For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment.

(d) To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.7 Successors and Assignees. The Company has the right to assign this Agreement, in whole or in part, to any other entity, and Executive agrees to be obligated by this Agreement to any successor, assignee, or surviving entity. The provisions of this Agreement inure to the benefit of, and will be binding upon, the Company and its successors and assignees, including any purchaser of all or substantially all of the Company's assets. Any successor to, or assignee of, the Company is an intended third party beneficiary to this Agreement. The Company may assign its rights and interests in this Agreement to its secured lenders, but the lenders will not be deemed to be parties to this Agreement as a result of either the assignment, or the lenders' exercise of their rights under this Agreement. Executive does not have the right to assign Executive's rights and interests in this Agreement.

12.8 Severability. If any one or more of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and the parties intend for this Agreement to be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If any one or more of the provisions contained in this Agreement are for any reason held to be excessively broad as to duration, geographic scope, activity or subject, the parties intend for this Agreement to be modified by limiting and reducing it, so as to be enforceable to the greatest extent permitted under applicable law. The foregoing is not an admission or evidence that any of the terms or conditions of this Agreement are unreasonable.

12.9 Independence of Provisions. The restrictive covenants set forth in Section 7 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company or its Affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any restrictive covenant contained in Section 7.

12.10 Survival. The provisions of this Agreement will survive the termination of Executive's employment with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.11 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.12 Knowing and Voluntary Basis. Executive acknowledges having had sufficient opportunity to consider this Agreement, and to review its terms with an attorney of Executive's choice, before executing it.

12.13 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by email, by facsimile, by local messenger or by reputable overnight courier. Notices shall be deemed given: (i) when received, if delivered by hand or local messenger; (ii) when sent, if sent by email or facsimile during the recipient's normal business hours; (iii) one (1) business day after being sent, if sent by email or facsimile other than during the recipient's normal business hours; and (iv) one (1) business day after being delivered to a reputable overnight courier for next day delivery. A notice delivered by email or facsimile shall only be effective on the date set forth above, however, if the notice is also given by hand, local messenger or courier no later than two (2) business days after its delivery by email or facsimile. All notices shall be addressed as follows:

(1) **if to the Company:**

Pulse Veterinary Technologies, LLC
c/o Branford Castle Partners, L.P.
150 E. 58th Street, 37th Floor
New York, NY 10155
Attention: Eric Korsten
Email: ekorsten@branfordcastle.com

with copies (which shall not constitute notice) to:

Akerman LLP
420 S. Orange Ave., Suite 1200
Orlando, FL 32801
Attention: Jed Freeland and Karyn Koiffman
E-mail: jed.freeland@akerman.com
karyn.koiffman@akerman.com

(2) **if to Executive:**

Adrian Lock
[***]

or to such other names or addresses as the Company or Executive have designated by notice to each other person entitled to receive notices in the manner specified in this Section 12.13.

The parties now execute this Agreement with the intent to be legally bound, as of the date first set forth above.

By signing below, Executive confirms and certifies that, in fact, Executive has carefully read this Agreement, understands its terms and conditions (including its post-employment restrictions), and agrees to be bound by all such terms and conditions. Executive acknowledges that this Agreement restricts Executive's rights regarding employment with others after termination of Executive's employment with the Company.

Pulse Veterinary Technologies, LLC

By: ____________________________
Name: Adrian Lock
Title: Chief Executive Officer

Executive:

Adrian Lock, individually